EXHIBIT 99.1

For more information, contact:
Cogent Systems, Inc.	The Blueshirt Group, Investor Relations
Paul Kim	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
626-799-8090	chris@blueshirtgroup.com
www.cogentsystems.com	rakesh@blueshirtgroup.com

Cogent Systems Announces Third Quarter Results

Company Announces New Wins in Holland and Puerto Rico

South Pasadena, CA –October 26, 2005 - Cogent Systems (Nasdaq: COGT) today announced financial results for the third quarter ended September 30, 2005.

Third quarter 2005 net revenues were $38.4 million, which is a 64% increase over net revenues of $23.4 million in the year ago period. Net income on a GAAP basis for the third quarter of 2005 was $20.1 million, or $0.21 per diluted share. This compares to GAAP net income of $20.4 million, or $0.29 per diluted share, in the year ago period which included a net tax benefit of $11.6 million, resulting primarily from the September 22, 2004 one-time termination of the Company’s S corporation tax election.

Third quarter of 2005 GAAP results include $1.3 million of non-cash charges related to the amortization of stock-based compensation. Excluding stock-based compensation and the net tax effect, non-GAAP net income was $21.2 million, or $0.22 per diluted share, compared to $6.9 million, or $0.10 per diluted share, in the year ago period, after excluding stock-based compensation of $2.3 million and the net tax effect.

“In the third quarter, our revenues rose 64% year over year, and we posted record non-GAAP net income,” commented Ming Hsieh, President and Chief Executive Officer of Cogent. “Our results were driven by strong revenues domestically and abroad with contributions from numerous customers. We continue to be excited about opportunities for large AFIS implementations around the world. Recently, we were awarded an initial order to install a national AFIS for the Royal Canadian Mounted Police’s (RCMP) Real Time Identification (RTID) project. The high performance of our technology in independent testing and our ability to provide the growing need for a seamless, accurate and timely system which can support a large database were key factors in winning the award. We are also pleased to announce today that we have been awarded two new multi-million dollar contracts. First, we received a contract to install an AFIS for Puerto Rico’s law enforcement efforts with advanced features including faster response time, more accurate identification and the ability to search additional fingerprint records. Second, we received an award from Holland for the delivery of a national fingerprint identification system for tracking visitors. This AFIS will tie in with the EuroDac system and is planned to be linked into the future EU-VIS program.”

“We also saw an increase of $20 million, or 64%, in deferred revenues from the second quarter largely related to our third contract with the National Electoral Council of Venezuela,” commented Paul Kim, Chief Financial Officer of Cogent. “Including stock-based compensation, gross and operating margins increased to 76% and 60%, respectively. During the quarter, we generated over $53 million in cash, and we had $368 million in cash and investments at September 30, 2005.”

The Company will host a conference call and live webcast at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss these results and financial guidance for the full 2005 fiscal year. Cogent will offer a live webcast of the conference call, accessible from the “Investor Relations” section of the Company’s website (www.cogentsystems.com). The webcast will be archived for a period of 15 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run for 2 days. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11040652. International parties should call 303-590-3000 and enter pass code 11040652.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. Cogent believes this information is useful to investors because it provides a basis for measuring Cogent’s available capital resources, the operating performance of Cogent’s business and Cogent’s cash flow, excluding stock-based compensation that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Cogent’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Cogent’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Cogent may not be comparable to similarly titled amounts reported by other companies.

About Cogent Systems

Cogent is a leading provider of Automated Fingerprint Identification Systems, or AFIS, and other fingerprint biometric solutions to governments, law enforcement agencies and other organizations worldwide. Cogent’s AFIS solutions enable customers to capture fingerprint images electronically, encode fingerprints into searchable files and accurately compare a set of fingerprints to a database containing potentially millions of fingerprints in seconds.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements. Such statements are based on management’s current estimates and expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Cogent is providing this information as of the date of this press release, and expressly disclaims any duty to update information contained in this press release.

Forward-looking statements in this press release include, without limitation, express and implied statements regarding Cogent’s anticipated revenue growth and growth in sales opportunities in a variety of markets, including future domestic and international growth, and opportunities in the commercial market. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied here. Readers are referred to Cogent’s Report on Form 10-Q for the quarter ended June 30, 2005 filed by Cogent with the Securities and Exchange Commission which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: changes in government policies; uncertain political conditions in international markets; deriving a significant portion of revenues from a limited number of customers; deriving a significant portion of revenues from the sale of solutions pursuant to government contracts; failure of the biometrics market to experience significant growth; failure of

Cogent’s products to achieve broad acceptance; potential fluctuations in quarterly and annual results; changes in Cogent’s effective tax rate; failure to successfully compete; failure to comply with government regulations; failure to accurately predict financial results due to long sales cycles; negative publicity and/or loss of clients due to security breaches resulting in the disclosure of confidential information; loss of export licenses or changes in export laws; failure to manage projects; rapid technology change in the biometrics market; loss of a key member of management team; termination of backlog orders; loss of limited source suppliers; negative audits by government agencies; failure to protect intellectual property; and exposure to intellectual property and product liability claims. The information contained in this press release is a statement of Cogent’s present intention, belief or expectation and is based upon, among other things, existing industry conditions, market conditions, the economy in general and Cogent’s assumptions. Cogent may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. Cogent undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. By including any information in this press release, Cogent does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

COGENT, INC.

CONDENSED BALANCE SHEET

September 30, 2005 and December 31, 2004

(in thousands)

	Balance at 9/30/2005	Balance at 12/31/2004
ASSETS:
Cash and investments	$368,000	$223,284
Accounts receivable, net	32,368	14,761
Unbilled accounts receivable	1,565	1,308
Inventories	22,771	37,980
Property and equipment, net	7,273	8,478
Deferred income taxes	54,465	14,312
Other assets	8,734	771

Total assets	$495,176	$300,894

LIABILITIES & EQUITY:
Accounts payable and accrued liabilities	$11,534	$10,401
Deferred revenue	51,853	68,429
Total stockholders’ equity	431,789	222,064

Total liabilities & equity	$495,176	$300,894

COGENT, INC.

CONDENSED STATEMENT OF OPERATIONS

Three Months and Nine Months Ended September 30, 2005 and 2004

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Product revenues	$32,966	$19,933	$100,303	$46,248
Maintenance and services revenues	5,479	3,515	13,337	9,660

Total revenues	38,445	23,448	113,640	55,908

Cost of revenues:
Cost of product revenues	8,027	7,577	36,458	13,094
Cost of maintenance and services revenues	1,058	1,012	3,400	2,538
Amortization of deferred stock-based compensation	155	230	542	500

Total cost of revenues	9,240	8,819	40,400	16,132

Gross profit	29,205	14,629	73,240	39,776

Operating expenses:
Research and development	1,694	1,998	5,390	5,157
Selling and marketing	1,415	840	4,525	2,444
General and administrative	1,959	986	5,426	2,730
Amortization of deferred stock-based compensation	1,177	2,044	4,255	8,262

Total operating expenses	6,245	5,868	19,596	18,593

Operating income	22,960	8,761	53,644	21,183
Interest income	2,574	106	5,532	196
Other, net	341	—	737	362

Income before income taxes	25,875	8,867	59,913	21,741
Income tax provision (benefit)	5,771	(11,578)	15,296	(10,930)

Net income	$20,104	$20,445	$44,617	$32,671

Net income per share:
Basic	$0.22	$0.33	$0.51	$0.54
Diluted	$0.21	$0.29	$0.48	$0.47
Number of shares used in per share computations:
Basic	92,399	61,493	86,868	60,501
Diluted	96,079	70,987	93,377	69,545

COGENT, INC.

Non-GAAP Earnings per Share Reconciliation

Three Months Ended September 30, 2005 and 2004

(in thousands, except per share data)

	Three months ended September 30, 2005	Three months ended September 30, 2004
Earnings for per share calculations
GAAP Net Income	$20,104	$20,445
GAAP Income tax provision (benefit)	5,771	(11,578)
Amortization of deferred stock-based compensation	1,332	2,274
Tax effect (1)	(5,986)	(4,234)

Non-GAAP Net income	$21,221	$6,907

Earnings per share
GAAP Diluted EPS	$0.21	$0.29
GAAP Income tax provision (benefit)	0.06	(0.16)
Amortization of deferred stock-based compensation	0.01	0.03
Tax effect (1)	(0.06)	(0.06)

Non-GAAP Diluted EPS	$0.22	$0.10

(1)	Tax rate at 22% for the three months ended September 30, 2005 and 38% for the three months ended September 30, 2004.